                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                   FORM 8-K

                                CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported)     November 3, 1994
                                                      ------------------------

                            Sterling Software, Inc.
        ---------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


         Delaware                     1-8467              75-1873956
      --------------               ------------       ------------------
 (State or other jurisdiction      (Commission          (IRS Employer
       of incorporation            File Number)       Identification No.)


    8080 N. Central Expwy., Suite 1100, Dallas, Texas                75206
- - - -------------------------------------------------------------------------------
          (Address of principal executive offices)                (Zip Code)


  Registrant's telephone number, including area code       (214) 891-8600
                                                     ---------------------------

ITEM 5.  OTHER EVENTS.

GENERAL

     On August 31, 1994, Sterling Software, Inc., a Delaware corporation ("Sterling"), and SSI Corporation, a Georgia corporation and a recently organized wholly owned subsidiary of Sterling ("Merger Sub"), entered into an Amended and Restated Agreement and Plan of Merger (as amended, the "Merger Agreement") with KnowledgeWare, Inc., a Georgia corporation ("KnowledgeWare"), pursuant to which, among other things, (i) Merger Sub will be merged with and into KnowledgeWare, which will be the surviving corporation and will become a wholly owned subsidiary of Sterling (the "Merger") and (ii) each outstanding share of the common stock, without par value, of KnowledgeWare (the "KnowledgeWare Common Stock") (other than (a) shares owned by Sterling, Merger Sub or any other subsidiary of Sterling and (b) shares held in KnowledgeWare's treasury immediately prior to the effective time of the Merger) will be converted into the right to receive up to .1653 of a share of common stock, par value $.10 per share ("Sterling Common Stock"), of Sterling (the "Exchange Ratio"). Promptly after the Merger, KnowledgeWare common stockholders will be entitled to receive .1322 of a share of Sterling Common Stock for each share of KnowledgeWare Common Stock; the remaining 20% of the number of shares of Sterling Common Stock issuable upon effectiveness of the Merger will be placed in escrow (the "Escrowed Shares") pursuant to the terms of an escrow agreement (the "Escrow Agreement") and thereafter distributed to KnowledgeWare common stockholders only if and to the extent that such shares are not necessary to cover certain losses, claims, liabilities, judgments, costs and expenses that may be incurred by Sterling, Merger Sub or KnowledgeWare in connection with any pending or threatened litigation, action, claim, proceeding, dispute or investigation ("Action") (including amounts paid in settlement) to which Sterling, Merger Sub or KnowledgeWare is or may become a party and with respect to which Sterling is entitled to indemnification pursuant to the terms of the Merger Agreement. In addition, pursuant to the terms of the Merger Agreement, options outstanding under the stock option plans of KnowledgeWare and KnowledgeWare's outstanding Warrants (as defined below) will be assumed by Sterling; provided that (a) each such option or Warrant will become exercisable for that whole number of shares of Sterling Common Stock (to the nearer whole share) equal to the product of the number of shares of KnowledgeWare Common Stock issuable upon exercise of such option or Warrant immediately prior to the effective time of the Merger times the Exchange Ratio and (b) the exercise price of such option or Warrant will become equal to the quotient given by dividing the exercise price of such option or Warrant in effect immediately prior to the effective time of the Merger by the Exchange Ratio. Consummation of the Merger is subject to the approval and adoption by the KnowledgeWare stockholders of the Merger Agreement, as well as certain other conditions set forth in the Merger Agreement. The Special Meeting of Stockholders of KnowledgeWare is scheduled to be held on November 30, 1994, at the Hotel Nikko, 3300 Peachtree Road, Atlanta, Georgia, commencing at 10:00 a.m. local time.

     All information contained in this Form 8-K relating to KnowledgeWare has been supplied to Sterling by KnowledgeWare. This Form 8-K summarizes certain provisions of the Merger Agreement and the Escrow Agreement, copies of which are included as exhibits to this Form 8-K. Such summaries are qualified in their entirety by reference to the full text of such agreements.

BACKGROUND OF THE MERGER

     On July 31, 1994, Sterling, KnowledgeWare and Merger Sub entered into an Agreement and Plan of Merger (the "Initial Merger Agreement") contemplating, among other things, an exchange ratio of .2983 of a share of Sterling Common Stock for each share of KnowledgeWare Common Stock outstanding (the "Original Exchange Ratio").

     Following execution of the Initial Merger Agreement, KnowledgeWare continued to work on finalizing its fourth quarter and year-end financial results. During the course of its 1994 fiscal year end audit, KnowledgeWare and its independent auditors undertook an evaluation of KnowledgeWare's credit procedures for its third party resellers and its fiscal 1994 collection experience on reseller accounts receivable. This review led KnowledgeWare, in consultation with its independent auditors, to reevaluate KnowledgeWare's accounting policy for revenue recognition on sales to third party resellers and to discuss the possible modification of its accounting policy on the recognition of revenue for sales to resellers. KnowledgeWare considered that the effect of such a modification of accounting policy would be retroactive, resulting in a restatement of first, second and third quarter revenues for fiscal year 1994 and a lower level of fourth quarter revenue, and resulting in the existence of a shortfall in eligible receivables under its Revolving Loan and Security Agreement (the "Loan Agreement") with IBM Credit Corporation ("IBM Credit"), all of which could create the possibility that Sterling could terminate the Initial Merger Agreement. On August 30, 1994, KnowledgeWare announced that it expected a significant loss for its fiscal year and that it anticipated restating previously reported financial results for prior quarters in fiscal 1994. KnowledgeWare also announced that it was negotiating possible revisions to the Initial Merger Agreement and that it would require additional waivers of non-compliance with covenants under the Loan Agreement with IBM Credit and additional working capital from IBM Credit or Sterling.

     Renegotiation of the Initial Merger Agreement by the managements of KnowledgeWare and Sterling led to the execution of the Merger Agreement, which contains the revised terms of the Merger. Under the Merger Agreement, the Original Exchange Ratio was revised so that holders of KnowledgeWare Common Stock will be entitled to receive up to .1653 of a share of Sterling Common Stock for each share of KnowledgeWare Common Stock. Promptly after the Merger, KnowledgeWare common stockholders will be entitled to receive .1322 of a share of Sterling Common Stock for each share of KnowledgeWare Common Stock; the remaining 20% of the number of shares of Sterling Common Stock issuable upon effectiveness of the Merger will be placed in escrow pursuant to the terms of the Escrow Agreement and thereafter distributed to KnowledgeWare common stockholders only if and to the extent that such shares are not necessary to cover certain losses, claims, liabilities, judgments, costs and expenses that may be incurred by Sterling, Merger Sub or KnowledgeWare in connection with any Action (including amounts paid in settlement) to which Sterling, Merger Sub or KnowledgeWare is or may become a party and with respect to which Sterling is entitled to indemnification.

     Sterling is entitled to indemnification concerning certain Actions pending as of the date of the Merger Agreement or thereafter arising, including Actions arising out of violations or alleged violations of securities laws, but excluding any Actions arising out of ordinary course of business transactions, Actions brought by current or former employees with respect to their employment or termination thereof and certain other Actions. As discussed in detail below, since August 30, 1994, a number of Actions have been filed against KnowledgeWare and certain of its officers alleging violations of securities laws. If these Actions result in losses, claims, liabilities, judgments, costs or expenses (including amounts paid in settlement) to KnowledgeWare, Merger Sub or Sterling, such losses, claims, liabilities, judgments, costs or expenses will result in a claim for indemnification to be satisfied from the Escrowed Shares. In the event that all of the Escrowed Shares are used to cover losses, claims, liabilities, judgments, costs or expenses incurred by KnowledgeWare, Merger Sub or Sterling, no Escrowed Shares will be distributed to the KnowledgeWare common stockholders. As of October 26, 1994, KnowledgeWare estimates that approximately $55,000 of costs and expenses have been incurred since August 31, 1994 with respect to these Actions. Neither KnowledgeWare nor Sterling is able to quantify the amount of losses, claims, liabilities, judgments, costs or expenses likely to be paid from the Escrowed Shares in connection with such Actions because such Actions have only recently been filed, discovery has not commenced and KnowledgeWare and its advisors cannot estimate the loss, if any, that will result from the ultimate resolutions of such Actions. There can be no assurance that additional Actions will not arise in the future that will result in a claim for indemnification to be satisfied from the Escrowed Shares. In addition, there can be no assurance that the proceeds from any applicable insurance and the value of the Escrowed Shares will be sufficient to cover all losses, claims, liabilities, judgments, costs or expenses in connection with Actions for which Sterling is entitled to be indemnified.

FINANCIAL CONDITION OF KNOWLEDGEWARE

     In early fiscal 1994, KnowledgeWare initiated a business plan to market its products through indirect distribution channels, which included third party resellers in both the commercial and government markets. Based on the successful receivable collection experience of KnowledgeWare with respect to end user customers, KnowledgeWare did not anticipate significant collection difficulties from its newly implemented reseller program and, accordingly, did not implement specific credit procedures for the program. In the course of the 1994 year-end closing process, KnowledgeWare became aware that certain resellers asserted that they either could not or were not required to pay KnowledgeWare until they had consummated sales to end users and received payments for the products. After careful analysis of these receivables, KnowledgeWare modified its accounting policy for reseller license revenue recognition to more accurately reflect its collection experience from the third party reseller program, retroactive to the beginning of fiscal 1994. In addition, during fiscal 1994, KnowledgeWare incurred increased selling and marketing costs relative to KnowledgeWare's newer product lines in expectation of significantly increased product license revenues which were not realized. KnowledgeWare incurred a net loss for fiscal 1994 of $19.0 million.

     As a result, certain covenants in the Loan Agreement were violated, which caused all amounts owed thereunder to be immediately due and payable. The loss, together with the covenant violations, resulted in the inclusion in the auditors' report on the financial statements of KnowledgeWare of an explanatory paragraph indicating that, at June 30, 1994, there existed substantial doubt about KnowledgeWare's ability to continue as a going concern.

     To help alleviate KnowledgeWare's anticipated cash flow problems, Sterling acquired by assignment all of the interest and right of IBM Credit in the Loan Agreement by paying to IBM

Credit approximately $15.1 million, which was equal to all amounts owed thereunder by KnowledgeWare. Concurrently, Sterling and KnowledgeWare modified the Loan Agreement (as amended, the "Amended Loan Agreement"), among other things, to (i) increase the term loan portion of the facility from $2.7 million to $6 million and fix the revolving portion of the facility at $16 million, (ii) reformulate the borrowing base computation to increase the borrowing capacity based on KnowledgeWare's eligible accounts receivable and (iii) modify certain covenants. In addition, in October 1994, Sterling and KnowledgeWare amended the Amended Loan Agreement to increase the revolving portion of the facility to $22 million and agreed to waive the borrowing base requirements with respect to borrowings of up to $16 million under the revolving portion of the facility. Sterling expects that it likely will grant additional waivers with respect to the borrowing base requirements if KnowledgeWare needs additional cash to fund operations prior to the consummation of the Merger.

     KnowledgeWare anticipates that it will incur a substantial operating loss in the first quarter of fiscal 1995. In addition, KnowledgeWare expects to report a charge to earnings in the first quarter of fiscal 1995 of approximately $6 million attributable to its previously announced plan of restructuring. KnowledgeWare may also report a charge to earnings in the first quarter of fiscal 1995 with respect to the 1991 Class Action, the 1994 Class Action Suits and the Ecta Suit (defined below); however, the amount of such charge, if any, could not be estimated as of October 28, 1994. KnowledgeWare anticipates filing its Quarterly Report on Form 10-Q for the quarter ended September 30, 1994 on or before November 14, 1994 and publicly announcing such results on or before such date.

CERTAIN LEGAL PROCEEDINGS REGARDING KNOWLEDGEWARE

     On December 18, 1991, a complaint (the "1991 Class Action") was filed in the United States District Court for the Northern District of Georgia, Atlanta Division which consolidated and amended several class action lawsuits previously filed against KnowledgeWare in October 1991. The 1991 Class Action was a class action lawsuit alleging violations of Sections 20 and 10(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 10b-5 under the Exchange Act. In summary, the complaint alleged KnowledgeWare misrepresented or failed to disclose material facts which would have a material adverse impact on KnowledgeWare or approved such misrepresentations and omissions. The compliant sought compensatory damages and reimbursements for the plaintiffs' fees and expenses. On January 26, 1994, KnowledgeWare entered into and the District Court preliminarily approved a stipulation of settlement of the 1991 Class Action (the "Settlement Agreement"). By entering into the settlement, KnowledgeWare did not admit the allegations in the suit and, to the contrary, denied any wrongdoing. The Settlement Agreement, which received final court approval in April 1994, required a cash payment of $1,750,000, all of which was paid by KnowledgeWare's insurance carrier, and the issuance by KnowledgeWare of warrants (the "Warrants") to purchase an aggregate of 500,000 shares of KnowledgeWare Common Stock at a price of $17.50 per share. The Warrants are exercisable for a period of three years from June 9, 1994 (the date of issuance). On August 30, 1994, the plaintiffs in the 1991 Class Action filed a "Motion to Enforce Stipulation of Settlement for Temporary Injunction of Merger and for Damages Resulting from Fraud" (the "Motion"). In the Motion, the plaintiffs allege that the proposed business combination between KnowledgeWare and Sterling and an announcement by KnowledgeWare that it modified its accounting policy for revenue recognition and restated financial results for the first three quarters of fiscal year 1994 resulted in a substantially reduced value of the Warrants available to the plaintiffs under the Settlement Agreement. Accordingly, the plaintiffs moved the District Court for a decree of specific performance of the terms of the Settlement Agreement entailing the delivery of new warrants of equivalent value to the original value of the Warrants, and for a preliminary injunction of the consummation of any business combination between KnowledgeWare and Sterling, pending compliance by KnowledgeWare with the terms of the Settlement Agreement. Alternatively, the plaintiffs moved for a declaration that the Warrant Agreement set forth in the Settlement Agreement was the product of fraud and for an award to the plaintiffs of the appropriate measure of damages.

     On August 30 and 31, 1994, and September 12, 22 and 23, 1994, eight lawsuits were filed against KnowledgeWare in the United States District Court for the Northern District of Georgia, Atlanta Division (the "1994 Class Action Suits"). Each of the 1994 Class Action Suits is purportedly a class action lawsuit on behalf of KnowledgeWare stockholders alleging violations of Sections 20 and 10(b) of the Exchange Act, and Rule 10b-5 under the Exchange Act. The alleged factual basis underlying the 1994 Class Action Suits and the relief sought therein is the plaintiffs' allegations that KnowledgeWare and the individual defendants actively misrepresented or failed to disclose the actual financial condition of KnowledgeWare throughout fiscal year 1994 and that the value of KnowledgeWare Common Stock was artificially inflated as a result of such misrepresentations or failures to disclose. Each of the 1994 Class Action Suits seeks compensatory damages and reimbursement for the plaintiffs' fees and expenses.

     On September 9, 1994, a lawsuit was filed against KnowledgeWare in the Southern District of Iowa, Central Division (the "Ecta Suit"). The Ecta Suit is a lawsuit alleging violations of Section 10(b) of the Exchange Act, Rule 10b-5 under the Exchange Act, Section 12(2) of the Securities Act of 1933, as amended, violation of the Iowa Blue Sky Laws (Iowa Stat. Ann (S)502.502), fraud and breach of contract. The alleged factual basis underlying the Ecta Suit arises in connection with the purchase by KnowledgeWare of substantially all of the assets of ClearAccess Corporation (now known as Ecta Corporation) and Fairfield Software, Inc. (now known as Fairfield Development, Inc.) pursuant to an Asset Purchase Agreement dated May 26, 1994 (the "Acquisition Agreement"). The plaintiffs allege that KnowledgeWare and the individual defendants misrepresented or failed to disclose the actual financial condition of KnowledgeWare, that the value of KnowledgeWare Common Stock was artificially inflated as a result of such misrepresentations or failures to disclose and that KnowledgeWare has breached certain warranties, representations and covenants made in the Acquisition Agreement. The Ecta Suit seeks compensatory damages, rescission of the Acquisition Agreement and/or the sale of KnowledgeWare's securities issued pursuant thereto, punitive damages, prejudgment interest, and reimbursement of attorneys' fees and costs.

     KnowledgeWare has received informal requests for information from the Staff of the Securities and Exchange Commission as to which persons and entities had knowledge of the negotiations between KnowledgeWare and Sterling prior to the initial public announcement of the proposed Merger on August 1, 1994, and as to the circumstances with respect to the restatement by KnowledgeWare of financial results for the first three quarters of fiscal 1994.

     On October 27, 1994, KnowledgeWare received a letter on behalf of certain persons (the "Investors") who purchased shares of KnowledgeWare Common Stock pursuant to a stock purchase agreement between the Investors and KnowledgeWare dated January 26, 1994. The Investors assert that in light of, among other things, KnowledgeWare's announcement on September 1, 1994 and KnowledgeWare's other public statements disclosing its restatement of its financial statements for the first, second and third quarters of fiscal 1994, it is the position of the Investors that KnowledgeWare is in breach of the representations and warranties it made to the Investors in the stock purchase agreement and seek to recover damages in the amount of approximately $9.5 million, representing the difference between the aggregate purchase price the Investors paid for their KnowledgeWare Common Stock and the aggregate price for which they sold those shares.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Sterling has agreed in the Merger Agreement to assume all outstanding options granted under KnowledgeWare's Incentive Stock Option Plan of 1984, Second Incentive Stock Option Plan of 1984, 1988 Stock Incentive Plan, 1989 Non-Employee Directors Stock Option Plan, 1989 Employee Stock Purchase Plan and 1993 Non-Employee Directors Stock Option Plan (collectively, the "KnowledgeWare Stock Option Plans"). As of October 6, 1994 there were options outstanding to purchase an aggregate of 1,545,202 shares of KnowledgeWare Common Stock at a weighted average exercise price of $9.64 per share. Following the Merger, no new options will be granted under the KnowledgeWare Stock Option Plans.

     Sterling has agreed that all rights to indemnification and advancement of expenses existing in favor of the current and former directors and officers of KnowledgeWare, to the extent provided under KnowledgeWare's Articles of Incorporation, Bylaws and indemnification agreements as of the date of the Merger Agreement, shall survive for at least six years following the Merger, and Sterling has agreed to indemnify and advance expenses to such persons to the full extent as would be required of or permitted by KnowledgeWare. In addition, to the extent available, Sterling has agreed to cause KnowledgeWare to maintain, for three years following the Merger, KnowledgeWare's current directors' and officers' liability insurance, or comparable insurance, with respect to matters occurring prior to the Merger; provided that in no event will Sterling or KnowledgeWare be required to expend more than $500,000 in the aggregate to procure or maintain such insurance, and Sterling and KnowledgeWare will only be required to obtain as much comparable insurance as is available for an aggregate expenditure of $500,000. KnowledgeWare has received a binder for a one year directors' and officers' liability insurance policy with an aggregate limit comparable to that under KnowledgeWare's prior policy. If KnowledgeWare is acquired by Sterling during the policy term, the policy converts into a three year "run-off" policy. The premium for this policy is $600,000. Sterling and KnowledgeWare have agreed that the payment of such premium by KnowledgeWare shall satisfy Sterling's obligation to maintain or procure such liability insurance.

     Following the effective time of the Merger, Sterling will enter into a three year Consultation Agreement with Francis A. Tarkenton, the Chairman of the Board and Chief Executive Officer of KnowledgeWare, pursuant to which he will be compensated by Sterling at the rate of $300,000 per year plus the reimbursement of certain expenses. In addition, following the effective time of the Merger, Mr. Tarkenton will be added to the Sterling Board of Directors. As a member of the Sterling board, Mr. Tarkenton will be entitled to Sterling's customary outside directors' fees, currently $22,500 per annum and $2,500 for each meeting attended.

     Sterling has acquired by assignment all of the interest and right of IBM Credit under the Loan Agreement with KnowledgeWare by paying to IBM Credit approximately $15.1 million, which was equal to all amounts owed thereunder by KnowledgeWare. Concurrently, Sterling and KnowledgeWare modified the terms of the Loan Agreement, among other things, to (i) increase the term loan portion of the facility from $2.7 million to $6 million and fix the revolving portion of the facility at $16 million, (ii) reformulate the borrowing base computation to increase the borrowing base capacity based on KnowledgeWare's eligible accounts receivable and (iii) modify certain covenants. As an inducement to Sterling's entry into the Amended Loan Agreement, KnowledgeWare agreed to issue to Sterling warrants to purchase 70,250 shares of KnowledgeWare Common Stock for each $1,000,000 currently outstanding or subsequently advanced under the loan. The warrants will be immediately exercisable, expire five years from their date of issuance and the exercise price will be equal to the market price of KnowledgeWare Common Stock as of the business day preceding the date of the advance giving rise to the warrants' issuance. As of October 25, 1994, KnowledgeWare had issued to Sterling warrants to purchase 1,405,000 shares of KnowledgeWare Common Stock at a weighted average exercise price of $4.43 per share. As of October 25, 1994, approximately $4.9 million in additional funds had been advanced by Sterling to KnowledgeWare since Sterling acquired IBM Credit's interest in the Loan Agreement. Sterling's entry into the Amended Loan Agreement was not a condition to the parties' entering into the Merger Agreement. On October 25, 1994, Sterling and KnowledgeWare amended the Amended Loan Agreement to increase the revolving portion of the facility to $22 million and agreed to waive the borrowing base requirements with respect to borrowings of up to $16 million under the revolving portion of the facility. Sterling expects that it likely will grant additional waivers with respect to the borrowing base requirements if KnowledgeWare needs additional cash to fund operations prior to the consummation of the Merger.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE EFFECTS OF THE PROPOSED MERGER ON THE FUTURE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF STERLING

     The Boards of Sterling and KnowledgeWare believe that the proposed Merger represents an opportunity to create one of the leading software and services companies in the world, which will be able to provide its customers with a broad range of products and excellent customer support and assist their movement toward enterprise-wide computing. Specifically, the Boards of Sterling and KnowledgeWare believe that the combined company will have a greatly expanded presence in the visual application software and services market, including integrated computer-aided software engineering and application development tools and products for client/server, midrange and mainframe computing environments. Additionally, Sterling will continue to be a leading provider of electronic commerce software and services in North America, to provide a broad offering of enterprise-wide systems management software tools and to have a strong presence in the complex federal systems market. The combined company is expected to be a leading vendor of application development tools, and will have a substantial worldwide customer base, a broader global distribution network, a work force of approximately 3,500 skilled employees and an expected high level of recurring revenue, all of which Sterling and KnowledgeWare believe will position the combined company for significant future growth.

     Substantial costs are expected to occur as a result of the combination of the two companies, including costs with respect to the elimination of duplicate facilities, severance costs related to the termination of certain employees, transaction costs, and writeoff of costs related to certain software products which will not be actively marketed by the combined company. Such costs directly related to the acquisition of KnowledgeWare are expected to be approximately $25 million and are included in the aggregate cost of the Merger. Such costs related to Sterling are expected to be approximately $12 million and are expected to be charged to the future results of operations of the combined company and are excluded from the pro forma combined results of operations. The pro forma combined results of operations also exclude approximately $46.0 million of purchased research and development costs which will be charged to expense in the period the Merger is consummated.

     Because the enterprise software industry is highly competitive and because of the inherent uncertainties associated with merging two large companies, there can be no assurance that the combined entity will be able to realize the economies of scale and operating efficiencies that Sterling and KnowledgeWare currently expect to realize as a result of the consolidation of their operations. Furthermore, any difficulties encountered in the transition process could have an adverse impact on the revenues and operating results of the combined company.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     a.   Financial Statements of KnowledgeWare.

     Included on pages A-1 to A-19 of this Current Report on Form 8-K are the following audited consolidated financial statements, and the notes thereto, of
KnowledgeWare: (i) Consolidated Balance Sheets as of June 30, 1994 and 1993;
(ii) Consolidated Statements of Operations for the years ended June 30, 1994, 1993 and 1992; (iii) Consolidated Statements of Shareholders' Equity for the years ended June 30, 1994, 1993 and 1992; (iv) Consolidated Statements of Cash Flows for the years ended June 30, 1994, 1993 and 1992 and (v) the related notes thereto.

     b.   Pro Forma Financial Information.

     Included on pages B-1 to B-6 of this Current Report on Form 8-K are the following unaudited pro forma combined condensed financial statements assuming a business combination between Sterling and KnowledgeWare accounted for as a purchase of KnowledgeWare by Sterling: (i) the unaudited Pro Forma Combined Condensed Balance Sheet of Sterling and KnowledgeWare as of June 30, 1994; (ii) the unaudited Pro Forma Combined Condensed Statements of Operations of Sterling and KnowledgeWare for the nine months ended June 30, 1994; (iii) the unaudited Pro Forma Combined Condensed Statements of Operations of Sterling and KnowledgeWare for the year ended September 30, 1993; and (iv) the related notes thereto. The pro forma combined condensed balance sheet assumes the Merger had been consummated on June 30, 1994. The pro forma combined condensed statements of operations assume the Merger had been consummated as of October 1, 1992.

     c.   Exhibits.

     The following is a list of exhibits filed as part of this Current Report on Form 8-K.


Exhibit
Number    Description of Exhibit
- - - ------    ----------------------

2.1 Amended and Restated Agreement and Plan of Merger dated as of August 31, 1994 among the Registrant, KnowledgeWare, Inc. and SSI Corporation
          (1)

2.2 Agreement dated October 11, 1994 among the Registrant, KnowledgeWare, Inc. and SSI Corporation (1)

2.3 First Amendment to Amended and Restated Agreement and Plan of Merger dated as of October 24, 1994 among the Registrant, KnowledgeWare, Inc. and SSI Corporation (1)

4.1       Certificate of Incorporation of the Registrant (2)

4.2 Certificate of Amendment of Certificate of Incorporation of the Registrant (3)

4.3 Certificate of Amendment of Certificate of Incorporation of the Registrant (4)

4.4       Restated Bylaws of the Registrant (5)

4.5       Form of Common Stock Certificate (6)

24        Consent of Coopers & Lybrand L.L.P. (7)

- - - ---------------------------------------
(1) Previously filed as an exhibit to the Registrant's Registration Statement No. 33-56185 on Form S-4 and incorporated herein by reference.
(2) Previously filed as an exhibit to the Registrant's Registration Statement No. 2-82506 on Form S-1 and incorporated herein by reference.
(3) Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1993 and incorporated herein by reference.
(4) Previously filed as an exhibit to the Registrant's Registration Statement No. 33-69926 on Form S-8 and incorporated herein by reference.
(5) Previously filed as an exhibit to the Registrant's Registration Statement No. 33-47131 on Form S-8 and incorporated herein by reference.
(6) Previously filed as an exhibit to the Registrant's Registration Statement No. 2-86825 on Form S-1 and incorporated herein by reference.
(7)  Filed herewith.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of KnowledgeWare, Inc. and Subsidiaries

  We have audited the consolidated balance sheets of KnowledgeWare, Inc. and Subsidiaries as of June 30, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended June 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  On July 1, 1994 the Company announced that it anticipated it would have a significant loss from operations during the quarter ended June 30, 1994 and that it would restructure operations in the first quarter of fiscal 1995 as described in Note 15 to the financial statements. The Company also modified its accounting policy for revenue recognition and restated financial results for the first three quarters of fiscal year 1994 as described in Note 12 to the financial statements.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of KnowledgeWare, Inc. and Subsidiaries as of June 30, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1994, in conformity with generally accepted accounting principles.

  The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 16 to the financial statements, the Company has suffered recurring losses from operations and violated financial covenants in the line of credit agreement with IBM Credit Corporation, that raise substantial doubt about its ability to continue as a going concern. Management's plans to enter into a merger agreement with Sterling Software were announced on August 1, 1994, and an Amended and Restated Merger Agreement was executed as of August 31, 1994, and are also described in Note 16. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          Coopers & Lybrand, L.L.P.

Atlanta, Georgia
August 31, 1994

                      KNOWLEDGEWARE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                          AS OF JUNE 30, 1994 AND 1993
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              1994      1993
                                                            --------  --------
                          ASSETS
Current assets:
  Cash and cash equivalents................................ $  8,519  $ 16,816
  Trade accounts receivable:
    Receivable from related parties........................      250       -0-
    Trade, less allowance of $3,368 and $2,428 in 1994 and
     1993, respectively....................................   37,282    36,894
  Escrow, prepaid expenses and other.......................    3,577     7,229
  Prepaid income taxes and income taxes receivable.........      199     2,479
  Deferred income tax benefits.............................    3,356     3,374
                                                            --------  --------
      Total current assets.................................   53,183    66,792
                                                            --------  --------
Property and equipment:
  Leasehold improvements...................................    5,567     4,621
  Furniture and fixtures...................................   17,539    16,976
  Computers and related equipment and software.............   29,802    25,062
                                                            --------  --------
                                                              52,908    46,659
  Less: accumulated depreciation and amortization..........   31,083    22,896
                                                            --------  --------
                                                              21,825    23,763
                                                            --------  --------
Other assets:
  Acquired and developed software, less accumulated
   amortization of $11,294 and $6,491 in 1994 and 1993,
   respectively............................................   28,382    22,458
  Goodwill, less accumulated amortization of $1,812 and
   $383 in 1994 and 1993, respectively.....................   14,616    11,369
  Other long-term assets...................................    1,638     1,299
                                                            --------  --------
                                                              44,636    35,126
                                                            --------  --------
                                                            $119,644  $125,681
                                                            ========  ========
           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Note payable to related party............................ $ 15,766  $  2,000
  Trade accounts payable...................................    7,670     8,863
  Deferred revenues........................................   22,734    26,932
  Accrued expenses and other current liabilities...........    8,732    15,253
  Accrued compensation and payroll taxes...................    6,407     6,753
  Current portion of long-term debt........................    1,627     5,902
                                                            --------  --------
      Total current liabilities............................   62,936    65,703
Commitments and contingencies (Note 5)
Long-term debt.............................................      836     3,624
Deferred income taxes......................................    3,521     2,622
Shareholders' equity:
  Common Stock, without par value--100,000,000 shares
   authorized; 14,562,381 and 13,046,906 shares issued and
   outstanding in 1994 and 1993, respectively..............   72,548    54,124
  Accumulated deficit......................................  (19,639)     (609)
  Cumulative translation adjustments.......................     (558)      217
                                                            --------  --------
      Total shareholders' equity...........................   52,351    53,732
                                                            --------  --------
                                                            $119,644  $125,681
                                                            ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                      KNOWLEDGEWARE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                FOR THE YEARS ENDED JUNE 30, 1994, 1993 AND 1992

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    1994       1993     1992
                                                  ---------  --------  -------
Revenues:
  Software product license, including revenue
   from related parties.......................... $  71,294  $ 80,307  $83,243
  Service agreement, including revenue from
   related parties...............................    39,698    35,256   26,247
  Consulting and education.......................    19,550    11,861    5,926
  Other..........................................     1,949     1,337    1,126
                                                  ---------  --------  -------
                                                    132,491   128,761  116,542
                                                  ---------  --------  -------
Costs and expenses:
  Cost of software product license revenues......     9,516     4,875    5,072
  Cost of service agreement revenues.............    12,743    12,176    6,261
  Cost of consulting and education revenues......    18,389     7,487    4,265
  Selling and marketing..........................    67,162    66,570   62,373
  General and administrative.....................    19,581    14,349   15,845
  Research and development.......................    24,196    28,867   23,672
  Corporate restructuring charge.................       -0-    21,976      -0-
                                                  ---------  --------  -------
                                                    151,587   156,300  117,488
                                                  ---------  --------  -------
    Loss from operations.........................   (19,096)  (27,539)    (946)
Foreign currency transaction gain................       850       -0-      -0-
Interest income (expense), net...................      (784)      340    1,959
                                                  ---------  --------  -------
    Income (loss) before income taxes............   (19,030)  (27,199)   1,013
                                                  ---------  --------  -------
Provision (benefit) for income taxes:
  Current........................................       -0-    (1,277)  (1,468)
  Deferred.......................................       -0-      (123)   2,125
                                                  ---------  --------  -------
                                                        -0-    (1,400)     657
                                                  ---------  --------  -------
    Net income (loss)............................ $ (19,030) $(25,799) $   356
                                                  =========  ========  =======
Net income (loss) per common share............... $   (1.34) $  (1.94) $   .03
                                                  =========  ========  =======
Weighted average number of common and common
 equivalent shares outstanding...................    14,178    13,283   13,110
                                                  =========  ========  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                      KNOWLEDGEWARE, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                FOR THE YEARS ENDED JUNE 30, 1994, 1993 AND 1992
                                 (IN THOUSANDS)

                                  COMMON STOCK  RETAINED   CUMULATIVE
                                 -------------- EARNINGS   TRANSLATION
                                 SHARES AMOUNT  (DEFICIT)  ADJUSTMENTS  TOTAL
                                 ------ ------- ---------  ----------- --------
Balance at July 1, 1991......... 12,558 $50,065 $ 24,834      $ -0-    $ 74,899
  Issuance of common stock
   pursuant to stock option and
   employee stock purchase
   plans........................    157     361                             361
  Tax benefits arising from
   exercise of stock options....          2,010                           2,010
  Net income for the year ended
   June 30, 1992................                     356                    356
                                 ------ ------- --------      -----    --------
Balance at June 30, 1992........ 12,715  52,436   25,190        -0-      77,626
  Issuance of common stock
   pursuant to stock option and
   employee stock purchase
   plans........................    332   1,688                           1,688
  Net loss for the year ended
   June 30, 1993................                 (25,799)               (25,799)
  Cumulative translation
   adjustments..................                                217         217
                                 ------ ------- --------      -----    --------
Balance at June 30, 1993........ 13,047  54,124     (609)       217      53,732
  Issuance of common stock
   pursuant to stock option and
   employee stock purchase
   plans........................    309   1,557                           1,557
  Issuance of common stock in a
   private placement............  1,000  14,667                          14,667
  Issuance of common stock for
   business acquisition.........    206   2,200                           2,200
  Net loss for the year ended
   June 30, 1994................                 (19,030)               (19,030)
  Cumulative translation
   adjustments..................                               (775)       (775)
                                 ------ ------- --------      -----    --------
                                 14,562 $72,548 $(19,639)     $(558)   $ 52,351
                                 ====== ======= ========      =====    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                      KNOWLEDGEWARE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                FOR THE YEARS ENDED JUNE 30, 1994, 1993 AND 1992

                                                     1994      1993     1992
                                                   --------  --------  -------
                                                        (IN THOUSANDS)
Operating activities:
 Net income (loss)................................ $(19,030) $(25,799) $   356
 Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
  Depreciation and amortization...................   14,410    11,693    9,512
  Capitalization of software development costs....   (7,480)   (5,161)  (4,400)
  Provision for uncollectible accounts receivable.    3,301     2,414    1,000
  Foreign currency gain...........................     (850)      -0-      -0-
  Write-down of capitalized software development
   costs..........................................      -0-     2,948      -0-
  Termination of certain European distribution
   rights.........................................      -0-     7,000      -0-
  Deferred income taxes...........................      917      (160)   2,125
  Changes in operating assets and liabilities, net
   of effect of acquisitions:
   Trade accounts receivable......................   (4,271)   (6,942)  16,300
   Inventories and escrow, prepaid expenses and
    other.........................................    3,090       773     (226)
   Trade accounts payable, accrued expenses and
    other current liabilities and accrued
    compensation and payroll taxes................   (9,079)    2,199   (4,399)
   Deferred revenues..............................   (6,518)   (1,682)   3,095
   Commissions payable to related parties.........      -0-      (878)    (352)
   Income taxes...................................    2,280     1,424   (7,014)
                                                   --------  --------  -------
    Net cash provided by (used in) operating
     activities...................................  (23,230)  (12,171)  15,997
                                                   --------  --------  -------
Investing activities:
 Acquisitions, net of cash acquired...............      (25)  (10,985) (11,487)
 Purchases of property and equipment..............   (6,407)   (4,429)  (8,603)
 Disposals of property and equipment, net.........      590       702      -0-
 Other non-current assets.........................     (170)     (658)     652
                                                   --------  --------  -------
    Net cash used in investing activities.........   (6,012)  (15,370) (19,438)
                                                   --------  --------  -------
Financing activities:
 Proceeds from note payable to related party......   19,766     2,000      -0-
 Payments on note payable to related party........   (6,000)      -0-      -0-
 Payments on debt.................................   (9,102)      -0-      -0-
 Proceeds from sale of Common Stock and exercise
  of stock options................................   16,224     1,688      361
 Tax benefits arising from exercise of stock
  options.........................................      -0-       -0-    2,010
                                                   --------  --------  -------
    Net cash provided by financing activities.....   20,888     3,688    2,371
                                                   --------  --------  -------
Effect of exchange rate changes on cash and cash
 equivalents......................................       57       217      -0-
                                                   --------  --------  -------
Decrease in cash and cash equivalents.............   (8,297)  (23,636)  (1,070)
Cash and cash equivalents at beginning of year....   16,816    40,452   41,522
                                                   --------  --------  -------
    Cash and cash equivalents at year-end......... $  8,519  $ 16,816  $40,452
                                                   ========  ========  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                      KNOWLEDGEWARE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES:

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. Significant intercompany accounts and transactions have been eliminated in consolidation.

 Revenue Recognition

  Revenues are derived from the licensing and development of computer software products, sale of software service agreements, licensing of technology and on-going consulting and education activities. Revenues from sales of software product licenses to end users are recognized at the time of software delivery if collection is probable and there are no significant vendor obligations. The Company recognizes software product license revenue from resellers upon cash collection unless shipment has been made to the end user and there is a reasonable basis for estimating the degree of collectibility of the receivable. Revenues from sales of service agreements are deferred and recognized ratably over the lives of the agreements. Other revenues are recognized as services are performed or technology rights transferred.

 Income (Loss) Per Common Share

  Income (loss) per common share is based on the Company's Common Stock and is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist principally of stock options calculated using the treasury stock method.

 Cash Equivalents

  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents exceeding the Company's ongoing operational requirements are held on deposit in a bank.

 Inventories

  Inventories included in prepaid expenses in the balance sheet are stated at the lower of cost (first-in, first-out method) or market. At June 30, 1994 and 1993, inventories consisted of assembled product kits totalling approximately $296,000 and $158,000, respectively, and product media, documentation and packaging totalling approximately $112,000 and $137,000, respectively.

 Property and Equipment

  Property and equipment is stated on the basis of cost. Depreciation and amortization are provided using accelerated and straight-line methods over the estimated useful lives of the assets. When property and equipment is retired, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and the resulting gain or loss is credited or charged to operations.

 Acquired and Developed Computer Software

  Costs related to the development of computer software internally are capitalized in accordance with Statement of Financial Accounting Standards No. 86 ("SFAS 86"). Additionally, the costs of acquired technologies which meet the provisions for capitalization under SFAS 86, approximating $3,248,000 and

                      KNOWLEDGEWARE, INC. AND SUBSIDIARIES

$16,557,000 in 1994 and 1992, respectively, are also capitalized. Capitalized costs are amortized over five years, the estimated lives of the products, with amortization expense of approximately $4,803,000, $3,683,000 and $2,387,000 in 1994, 1993 and 1992, respectively.

 Goodwill

  The Company has recorded goodwill related to certain acquisitions and is amortizing it over 10 to 12 years using the straight line method. The Company assesses the recoverability of goodwill through analysis of discounted cash flows.

 Reclassifications

  Certain changes in the presentation of 1993 and 1992 amounts have been made to conform to the 1994 presentation.

2. SUPPLEMENTAL CASH FLOW INFORMATION:

                                                         1994   1993    1992
                                                        ------ ------- -------
Supplemental disclosures of cash flow information:
  Cash paid for:
    Interest........................................... $  880 $   352 $   125
                                                        ====== ======= =======
    Income taxes....................................... $    5 $   487 $ 5,710
                                                        ====== ======= =======
Supplemental schedule of noncash investing and
 financing activities:
  Fair value of assets acquired........................ $2,783 $26,456 $17,900
  Cash paid............................................    100  11,056   8,000
                                                        ------ ------- -------
  Liabilities assumed.................................. $2,683 $15,400 $ 9,900
                                                        ====== ======= =======

  Additional common stock was issued during fiscal 1994 to acquire the assets of ClearAccess Corporation, consisting primarily of intellectual property rights. The purchase price $2,200,000 was recorded as capitalized software.

  Approximately $1,048,000 was recorded as capitalized software in relation to certain technology received in a non-monetary transaction.

3. NOTE PAYABLE:

  In June 1994, the Company entered into a loan agreement with IBM Credit Corporation, a related party, which provides up to $22,233,500 of operating capital based on eligible accounts receivable and a $2,767,500 term loan payable in February 1995. Upon payment of the term loan the line of credit for operating capital increases to $25,000,000. The loan bears interest at 1 1/4% above the prime rate and is collateralized by the Company's domestic trade receivables, domestic furniture and equipment and all of the Company's intellectual property. The outstanding balance on June 30, 1994 consists of $13,000,000 on the line of credit and $2,766,500 on the term loan.

  On July 1, 1994 the Company announced a loss for the fourth quarter of 1994 which would cause the Company to be in violation of certain financial covenants dealing with net income, net worth and working capital. The Company has received a waiver of these violations through September 30, 1994. In exchange for the waiver, the Company has agreed to increase its interest rate to 2 1/4% above the prime rate and to provide more frequent reporting.

                      KNOWLEDGEWARE, INC. AND SUBSIDIARIES

  In May 1993, the Company entered into a loan agreement with International Business Machines Corporation, a related party, which provides up to $8,000,000 of operating capital collateralized by certain of the Company's trade accounts receivable. At June 30, 1993, the amount outstanding under the line of credit was $2,000,000 at an interest rate of 7%. Additional borrowings were made in the amount of $2,000,000 in August 1993 and $2,000,000 in October 1993. The loan was repaid in June 1994 from proceeds of the loan agreement with IBM Credit Corporation.

4. LONG-TERM DEBT:

  The Company incurred certain long-term debt obligations in relation to the acquisition of certain of its European distributors, the acquisition of its Australian distributor and the acquisitions of Computer and Engineering Consultants, Ltd. (CEC) and Viewpoint Systems, Inc. The minimum amounts payable under the purchase agreement for the European Distributors is $1,000,000 in September 1996, including interest imputed at 8% per annum. The amount due on Viewpoint Systems, Inc. has been paid subsequent to June 30, 1994. Other long-term debt consists of various obligations which were assumed from acquired entities. At June 30, 1994 long-term debt is summarized as follows (in thousands):

                                                                 6/30/94 6/30/93
                                                                 ------- -------
      Long-term debt:
        European Distributors................................... $  836  $7,886
        Australian Distributor..................................    820     -0-
        ViewPoint...............................................    736     928
        Other...................................................     71     712
                                                                 ------  ------
                                                                  2,463   9,526
      Less current maturities...................................  1,627   5,902
                                                                 ------  ------
                                                                 $  836  $3,624
                                                                 ======  ======

5. COMMITMENTS AND CONTINGENCIES:

 Leases

  The Company leases office space and various office equipment under noncancellable operating leases. Total rent expense for all operating leases approximated $13,820,000, $13,442,000 and $11,830,000 for the years ended June 30, 1994, 1993 and 1992, respectively.

  Future minimum lease payments, by year and in the aggregate, under noncancellable operating leases with initial or remaining terms of one year or more consisted of the following at June 30, 1994 (in thousands):

     YEARS ENDING
       JUNE 30,
     ------------
       1995............................................................  $12,424
       1996............................................................    8,521
       1997............................................................    4,262
       1998............................................................    3,139
       1999............................................................    2,276
       Thereafter......................................................      498
                                                                         -------
           Total minimum lease payments................................  $31,120
                                                                         =======

                      KNOWLEDGEWARE, INC. AND SUBSIDIARIES

 Legal Proceedings

  On December 18, 1991, a complaint was filed in the United States District Court for the Northern District of Georgia, Atlanta Division which consolidated and amended several class action lawsuits previously filed against KnowledgeWare in October 1991. This action was a class action lawsuit alleging violations of Sections 20 and 10(b) of the Exchange Act and Rule 10b-5 of the Commission. In summary, the complaint alleged KnowledgeWare misrepresented or failed to disclose material facts which would have a material adverse impact on KnowledgeWare or approved such misrepresentations and omissions. The complaint sought compensatory damages and reimbursements for the plaintiffs' fees and expenses.

  On January 26, 1994, KnowledgeWare entered into and the District Court preliminarily approved a stipulation of settlement in this lawsuit. By entering into the settlement, KnowledgeWare did not admit the allegations in the suit and, to the contrary, denied any wrongdoing. The settlement, which received final court approval in April, 1994, required a cash payment of $1,750,000, all of which was paid by KnowledgeWare's insurance carrier, and the issuance by KnowledgeWare of the Warrants, which allow the holders to acquire an aggregate of 500,000 shares of KnowledgeWare's Common Stock at a price of $17.50 per share. The Warrants are exercisable for a period of three years from June 9, 1994 (the date of issuance). The Company expensed $100,000 related to the settlement in the quarter ending March 31, 1994.

 Employment Agreements

  The Company has entered into employment agreements with certain of its executive officers. These agreements provide for the payment of significant benefits to these executives under most conditions of employment termination or change in control.

6. INCOME TAXES:

  Effective July 1, 1991, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes" which bases the measurement of deferred tax assets and liabilities on the provisions of enacted tax law and forecasts of future taxable income. The Company's deferred tax expense (benefit) for fiscal 1994 and 1993 represents the change in the net deferred tax asset from the beginning to the end of the year.

  The provision (benefit) for income taxes consists of (in thousands):

                                                         1994   1993     1992
                                                         ----- -------  -------
   Federal:
     Current............................................ $ -0- $(1,498) $(2,494)
     Deferred...........................................   -0-      27    1,722
                                                         ----- -------  -------
                                                           -0-  (1,471)    (772)
   State:
     Current............................................   -0-    (385)     (40)
     Deferred...........................................          (150)     403
                                                         ----- -------  -------
                                                           -0-    (535)     363
   Foreign:
     Current............................................   -0-     606    1,066
                                                         ----- -------  -------
                                                         $ -0- $(1,400) $   657
                                                         ===== =======  =======

                      KNOWLEDGEWARE, INC. AND SUBSIDIARIES

  The difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes are referred to as temporary differences. Significant temporary differences include the treatment of software service agreement revenue, amortization of capitalized software development costs under SFAS No. 86, corporate restructuring charge, and depreciation of property and equipment. Income tax credits are accounted for by the flow-through method as realized. At June 30, 1994, the following carryforwards are available to reduce future federal income taxes for financial reporting purposes: net operating loss (regular tax) of $38,276,000 expiring in fiscal 2008 and 2009, net operating loss (alternative minimum tax) of $31,927,000 expiring in fiscal 2008 and 2009, foreign tax credit of $3,039,000 expiring in fiscal 1995 through 1998, research & development credit of $3,068,000 expiring in fiscal 1997 through 2008, investment tax credit of $53,000 expiring in fiscal 1996 through 2001, and alternative minimum tax credit of $710,000 which has no expiration date.

  A reconciliation of income tax expense (benefit) computed at the statutory federal income tax rates with the Company's effective income tax rates follows (in thousands):

                                                      1994     1993     1992
                                                     -------  -------  -------
   Federal income tax at statutory rate (34%)....... $(6,470) $(9,248) $   344
   State income taxes, net of federal tax...........     -0-     (535)     469
   Foreign income taxes.............................     -0-      606    1,066
   Tax benefits of foreign sales corporation........     -0-      -0-     (156)
   Utilization of foreign tax credits and
    carryforwards...................................     -0-      -0-   (1,066)
   Limitations on the utilization of net operating
    losses and tax credits..........................   6,470    7,777      -0-
                                                     -------  -------  -------
   Provision for income taxes....................... $   -0-  $(1,400) $   657
                                                     =======  =======  =======

  The net deferred tax asset (liability) presented in the balance sheet is $(165,000) and $752,000 at June 30, 1994 and 1993, respectively. The asset (liability) is presented net of a valuation allowance of $20,229,000 and $10,791,000 at June 30, 1994 and 1993, respectively.

7. STOCK PLANS AND OPTIONS:

  The Company has established the Incentive Stock Option Plan of 1984 and the Second Incentive Stock Option Plan of 1984 ("1984 Plans") and the 1988 Stock Incentive Plan ("1988 Plan"). The 1984 Plans and the 1988 Plan are administered by the Employee Incentive Stock Committee ("Committee") appointed by the Board of Directors. Under the 1984 Plans, the Committee has the authority to determine all terms and provisions under which options are granted, including the persons to whom options are granted, the number of shares of Common Stock to be covered by each option, the exercise price per share covered by the option and the time or times at which options shall be exercisable. The Committee as administrator of the 1988 Plan, in its discretion, may select the participants and determine the prices at which restricted shares may be sold to participants, may award shares of Common Stock to participants thereunder without cash consideration and may grant options to purchase shares at prices determined by the Board. Options have historically been granted based on the fair value of the shares at date of grant. Since no quoted market price was available prior to the Company's initial public offering in October 1989, the best estimate of the fair value of the stock was determined by the Board of Directors. Options granted under the 1984 Plans and the 1988 Plan expire on various dates from November 1994 through January 2001 and February 1999 through April 2003, respectively. At June 30, 1994, there were 19 and 78 participants in the 1984 Plans and the 1988 Plan, respectively.

  On August 29, 1989, shareholders of the Company approved the 1989 Non-Employee Director Stock Option Plan ("Director Plan") pursuant to which options to acquire 9,000 shares of Common Stock were

                      KNOWLEDGEWARE, INC. AND SUBSIDIARIES
granted to three of the Company's non-employee directors, of which 3,000 shares have lapsed. Under the terms of the Director Plan, each of these directors was granted options to acquire 3,000 shares of Common Stock. The options became 100% vested on March 31, 1992.

  On December 3, 1993, shareholders of the Company approved the 1993 Non-Employee Director Stock Option Plan pursuant to which 50,000 shares of Common Stock, without par value, were authorized for issuance. Two of the outside directors were each granted options to acquire 5,000 shares of Common Stock and the third was granted options to acquire 7,500 shares of Common Stock. The options vest 50% on December 3, 1994 and 50% on December 3, 1995.

  Information regarding the Plans at June 30, 1994 is summarized as follows:

                                             1984            DIRECTOR
                                            PLANS  1988 PLAN  PLANS     TOTAL
                                            ------ --------- -------- ---------
   Shares reserved for issuance............ 55,621 3,238,523  56,000  3,350,144
   Shares under outstanding options........ 35,308 1,752,488  23,500  1,811,296
   Shares available for future grants,
    awards or sales........................ 20,313 1,486,035  32,500  1,538,848
   Shares subject to options which are
    currently exercisable.................. 14,308   573,027   6,000    593,335

  A summary of stock option activity for the years ended June 30, 1992, 1993 and 1994 is as follows:

                                                                       OPTION
                                                           SHARES       RANGE
                                                          ---------  -----------
   Shares under option July 1, 1991...................... 1,623,198   1.84-39.00
     Options granted.....................................   560,500  11.50-28.38
     Options exercised...................................  (158,529)  1.84-10.35
     Options canceled....................................  (168,781)  2.28-39.00
                                                          ---------
   Shares under option June 30, 1992..................... 1,856,388   1.84-39.00
     Options granted.....................................   441,900   9.25-12.50
     Options exercised...................................  (184,844)  1.84-10.35
     Options canceled....................................  (332,695)  2.28-24.75
                                                          ---------
   Shares under option June 30, 1993..................... 1,780,749   1.84-39.00
     Options granted..................................... 1,106,000  10.25-17.25
     Options exercised...................................   (89,688)  1.84-13.63
     Options canceled....................................  (985,765)  8.25-39.00
                                                          ---------
   Shares under option June 30, 1994..................... 1,811,296   2.28-24.75
                                                          =========

  On August 29, 1989, shareholders of the Company approved the establishment of an employee stock purchase plan ("Purchase Plan") which allows eligible employees to purchase Common Stock of the Company through payroll deductions at 85% of the lesser of fair market value on the first or last day of the offering period. An employee's payroll deductions which are applied toward the purchase of Common Stock are limited to the lesser of 10% of the employee's compensation or $25,000. The current offering period began on April 15, 1994 and will conclude on October 14, 1994. The rights to purchase shares were granted on April 15, 1994. The Company has reserved 352,510 shares of Common Stock for issuance under the Purchase Plan.

8. CAPITAL STOCK:

  The Company's Board of Directors has the authority, without further action of the shareholders of the Company, to issue up to 50,000,000 shares of Preferred Stock in one or more series and to fix or alter the

                      KNOWLEDGEWARE, INC. AND SUBSIDIARIES
designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms and redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. Through June 30, 1994, no Preferred Stock had been issued.

  On August 18, 1989, the Company and International Business Machines Corporation (IBM) entered into a common stock purchase agreement pursuant to which IBM acquired 1,091,931 shares of the Company's Common Stock for $10,500,000. As provided in this agreement, IBM has the right of refusal on any private sale of securities by the Company and/or certain significant shareholders to a competitor of IBM if such sale would result in such competitor owning more than 5% of the Company. IBM has both demand and "piggyback" registration rights with respect to its Company shares. Also, so long as IBM maintains a 5% or greater interest in the voting power of the Company, IBM has the right to nominate an individual to serve as a Director or to designate an individual to attend Board of Directors meetings as a nonvoting observer. Two of the Company's significant shareholders entered into a shareholders agreement with the Company and IBM to implement certain of the above provisions, and have agreed to vote their shares for any nominee to the Board of Directors by IBM. However, IBM notified the Company in January 1994 that it is no longer exercising its right under the shareholder agreement to have an IBM designee on the Company's Board of Directors.

  The Company has outstanding 500,000 warrants to purchase common stock at a price of $17.50 per share which expire June 9, 1997.

9. INTERNATIONAL DISTRIBUTORS:

  Commencing in July 1989, the Company entered into individual, territory specific, multi-year marketing agreements with certain member firms of Ernst & Young International (collectively, "Distributors") whereby the Distributors have rights to distribute the Company's products in their respective countries outside of the United States. The marketing agreements provide for rebates of up to 25% of gross sales to the Distributors and are based upon the attainment by the Distributors of territorial sales quotas. Total revenues from the Distributors in 1994, 1993 and 1992 were approximately $4,820,000, $16,415,000 and $29,613,000, respectively, and are net of rebates of approximately $1,084,000, $4,090,000 and $7,675,000, respectively. Included in trade accounts receivable at June 30, 1994 and 1993 were approximately $1,085,000 and $2,154,000, respectively, of net receivables related to such sales. The activity for fiscal year 1993 includes the European territory through March 4, 1993, the date on which the Company acquired certain of the European Distributors. The activity for fiscal year 1994 includes the Australian territory through November 9, 1993, and the Switzerland and Austrian distributors through December 31, 1993, the dates on which the Company acquired the distributors.

  In addition to the foregoing rebates arrangement, effective as of July 1, 1990 the Company entered into agreements with certain of the Distributors whereby the Distributors are reimbursed by the Company for a portion of the commissions which the Distributors pay to IBM on sales of certain products of the Company to end-users. The reimbursement is limited to 7.5% of the net purchase price which the Distributors paid to the Company for such products. In fiscal years 1994, 1993 and 1992 the Company accrued reimbursements of such commissions totalling approximately $0, $470,000 and $1,117,000, respectively.

  On June 29, 1990, the Company and a Japanese affiliate of Ernst & Young International executed a product development agreement and an addendum to the above described international marketing agreement

                      KNOWLEDGEWARE, INC. AND SUBSIDIARIES
with the Japanese affiliate. The product development agreement granted the Japanese affiliate a license to develop Japanese language versions of certain products of the Company ("J-Versions") for a total consideration of $2,000,000 payable over ten calendar quarters beginning September 30, 1990, reflecting a net present value of $1,850,000 of which the Company recognized revenues of $185,000 and $1,665,000 in fiscal years 1991 and 1990, respectively. The Japanese addendum grants the Japanese affiliate a license to market, distribute and support J-Versions in Japan with the right to sublicense J-Versions to customers through December 31, 1997 and provides for certain royalty arrangements between the Company and the Japanese affiliate upon the occurrence of specified events. The J-Versions were completed and commercially released in fiscal 1992. The Company recognized revenues of $952,000 and $665,000 in fiscal 1994 and 1993, respectively. Royalties payable to the Company at June 30, 1994 are $145,000. In March, 1994 the Company reached agreement to transfer the distribution rights for the ADW product from the Ernst & Young affiliate to IBM Japan.

  On March 18, 1992, the Company and a Korean affiliate of Ernst & Young International executed a product development agreement and an addendum to the above described international marketing agreement with the Korean affiliate. The product development agreement provides the Korean affiliate a license to use J-Versions for the development of Korean versions ("K-Versions") of certain of the Company's products. The Korean addendum grants the Korean affiliate a license to market, distribute and support K-Versions in Korea with the right to sublicense K-Versions to customers through June 30, 1998 and provides for certain royalty arrangements between the Company and the Korean affiliate upon the occurrence of specified events. The K-Versions were completed and commercially released in fiscal 1993. Revenues of $394,000 and $45,000 were recognized by the Company in fiscal 1994 and 1993, respectively. Royalties payable to the Company at June 30, 1994 are $88,000.

10. RELATED PARTY TRANSACTIONS:

  Since 1989, the Company and IBM have entered into various joint-marketing agreements in which IBM was granted a license to market the Company's products. Under the domestic portion of the agreement the Company was obligated to pay IBM commissions equal to 7.5% of the sales of certain of the Company's products. In fiscal years 1994 and 1993 the Company incurred approximately $122,000 and $447,000 respectively, of such commissions. The agreement was revised by mutual consent to eliminate commissions payable under the agreement effective September 30, 1992.

  The Company also sells directly to IBM, which is the largest end-user customer of the Company. Such sales are not subject to the domestic joint-marketing agreement described above. Product license revenues from IBM in fiscal years 1994, 1993 and 1992 totalled approximately $1,000,000, $9,500,000 and $11,615,000 respectively, of which approximately $250,000 remained in trade accounts receivable from related parties at June 30, 1994.

  On June 22, 1989, the Company and IBM entered into a license agreement which granted IBM licenses and rights in certain existing technology ("Licensed Works") of the Company. The license agreement provides for certain royalty arrangements between IBM and the Company upon the sale of jointly developed products and other products of IBM containing all or a significant part of the Licensed Works or derivatives thereof. Royalties approximating $38,000 and $102,000 were realized from IBM in fiscal 1993 and 1992, respectively.

  On June 18, 1992, the Company entered into a U.S. Enterprise License agreement ("Enterprise License") with IBM, as amended on June 24, 1992, which provides IBM the right to produce an unlimited quantity of certain KnowledgeWare products for IBM's internal use for a fee of $12,000,000. The Company recognized

                      KNOWLEDGEWARE, INC. AND SUBSIDIARIES

$6,500,000 of the fee in the fourth quarter of fiscal 1992 and $5,500,000 in the first quarter of fiscal 1993 based on product delivery dates. Although no assurances exist, future product offerings of the Company may be added to the Enterprise License at a mutually negotiated fee between IBM and the Company. The Enterprise License also included purchase commitments for maintenance of all Company products licensed by IBM. The Company recognized $3,582,000 and $2,500,000 of revenue under the maintenance agreement in fiscal years 1994 and 1993, respectively.

11. BUSINESS SEGMENT AND GEOGRAPHIC DATA:

  The Company is engaged in one business segment: the design, development, marketing and support of application development products and the delivery of related maintenance and consulting services. The Company licenses its products internationally through the Distributors (Note 9) and its direct sales force, and revenues can be grouped into six main geographic areas as follows (in thousands):

GEOGRAPHIC AREAS                                       1994     1993     1992
- - - ----------------                                     -------- -------- --------
North America, United States........................ $ 82,382 $ 92,797 $ 86,929
Export Revenues:
North America, Canada...............................    1,817    2,177    4,821
Europe..............................................   41,065   28,239   19,687
Australia...........................................    3,262    1,561    1,442
South America.......................................    1,307    2,881    2,331
Asia................................................    2,658    1,106    1,322
                                                     -------- -------- --------
                                                     $132,491 $128,761 $116,542
                                                     ======== ======== ========

Other segment data is as follows:

                                                       1994      1993     1992
                                                     --------  --------  ------
Income (loss) before taxes:
  North America..................................... $(15,866) $(28,524) $1,013
  European subsidiaries.............................   (2,701)    1,330     --
  Australia/New Zealand subsidiaries................     (230)      --      --
  Other international operations....................     (233)       (5)    --
                                                     --------  --------  ------
                                                      (19,030)  (27,199)  1,013
                                                       1994      1993
                                                     --------  --------
Identifiable assets:
  North America..................................... $ 81,785  $ 95,014
  European Subsidiaries.............................   33,629    30,667
  Australia/New Zealand subsidiaries................    3,401       --
  Other international operations....................      829       --
                                                     --------  --------
                                                     $119,644  $125,681
                                                     ========  ========

The income (loss) before taxes in North America includes intercompany transfer pricing income from foreign subsidiaries of approximately $11,960,000 and $2,610,000 for the years ended June 30, 1994 and 1993, respectively. The income
(loss) from foreign subsidiaries reflects the corresponding expense.

                      KNOWLEDGEWARE, INC. AND SUBSIDIARIES

12. QUARTERLY FINANCIAL DATA (UNAUDITED):

                                                         QUARTERS
                                          ------------------------------------
                                           FIRST   SECOND    THIRD     FOURTH
                                          -------  -------  --------  --------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
1994
  Revenues, as previously reported....... $34,144  $38,178  $ 38,928  $ 30,414
  Restatements...........................    (920)  (2,625)   (5,628)      --
  Revenues, restated.....................  33,224   35,553    33,300    30,414
  Gross profit, as previously reported...  25,694   29,052    27,992    18,234
  Restatements...........................    (920)  (2,635)   (5,573)      --
  Gross Profit, restated.................  24,774   26,417    22,419    18,234
  Income (loss) before income taxes, as
   previously reported...................   1,844    2,442       663   (15,412)
  Restatements...........................    (309)  (2,133)   (6,125)      --
  Income (loss) before income taxes,
   restated..............................   1,535      309    (5,462)  (15,412)
  Net Income (loss), as previously
   reported..............................   1,566    2,082       807   (15,412)
  Restatements...........................    (184)  (1,804)   (6,085)      --
  Net Income (loss), restated............   1,382      278    (5,278)  (15,412)
  Net income (loss) per common share, as
   previously reported...................     .12      .15       .06     (1.05)
  Restatements...........................    (.02)    (.13)     (.42)      --
  Net Income (loss) per common share,
   restated..............................     .10      .02      (.36)    (1.05)
1993
  Revenues............................... $29,957  $32,581  $ 25,797  $ 40,426
  Income (loss) before income taxes......   1,231    1,337   (32,546)    2,779
  Net Income (loss)......................     794      987   (30,359)    2,779
  Net income (loss) per common share.....     .06      .07     (2.34)      .21

  During the fourth quarter, as a result of an evaluation of credit policies and collectibility issues related to the Company's North American Reseller Program, including government integrators, the Company has modified its accounting policy for revenue recognition related to reseller product license revenue (See Note 1), and restated financial results to correct the first three quarters of fiscal year 1994. The fiscal year 1994 transactions are clearly different in substance from previous experience based on the Company's direct sales to end-user companies.

  The significant loss in the fourth quarter of fiscal 1994 is attributable to a combination of increased marketing and headcount related expenses in expectation of significantly increased product license revenues which were not realized.

13. ACQUISITIONS:

  On June 7, 1994 the Company acquired the assets of ClearAccess Corporation, consisting primarily of intellectual property rights to the ClearAccess and Clear Manager products, in consideration for 205,906 shares of common stock. The purchase price of $2,200,000 has been recorded as capitalized software and will be amortized over five years.

  On November 9, 1993, the Company acquired Ernst & Young CASE Technology Pty., Ltd. based in Sydney, Australia, from Ernst & Young Australia. The purchase price was $1,600,000 plus 4% of product sales royalties, as defined, through November 9, 1996. Of the purchase price $800,000 was paid in January 1994, $800,000 is scheduled in July 1994 and the 4% payments are made quarterly. The assets acquired and

                      KNOWLEDGEWARE, INC. AND SUBSIDIARIES
liabilities assumed were recorded based on their fair market values as of the date of the acquisition. The excess of amounts paid over the fair market values of assets acquired and liabilities assumed, approximating $2,056,000, was allocated to goodwill and will be amortized over twelve years using the straight line method. The acquisition was accounted for under the purchase method of accounting and the results of operation of the Australia distributor have been included in the Company's consolidated financial statements since November 9, 1993.

  Pro forma financial results for the acquisitions of ClearAccess Corporation and the Australian Distributor have not been presented due to immateriality.

  On November 13, 1992, the Company acquired all of the assets and assumed certain liabilities of Computer and Engineering Consultants Ltd. (CEC), a Michigan-based applications development consulting and methodology company. The purchase price approximated $1,960,000, of which $1,500,000 was paid at closing and $460,000 was deferred and subject to adjustment. CEC assets acquired and liabilities assumed were recorded based on their fair market values as of the effective date of the acquisition. The excess of amounts paid over the fair market values of assets acquired and liabilities assumed, approximating $1,680,000, was allocated to goodwill and will be amortized over 10 years using the straight line method. The acquisition was accounted for under the purchase method of accounting and the results of operations of CEC have been included in the Company's consolidated financial statements since November 13, 1992.

  On February 19, 1993, the Company completed the acquisition of Matesys Mathematic Systems S.A. (Matesys), a French corporation, and its wholly-owned subsidiary, Matesys Corp., a California corporation. Matesys Corp. develops and markets ObjectView, an object-oriented development tool for rapidly creating client/server applications that access multiple databases. Pursuant to the purchase agreement, the Company issued 900,000 shares of its Common Stock in exchange for all of the outstanding stock of Matesys. The acquisition has been accounted for as a pooling of interests and, accordingly, the accounts of the pooled companies have been retroactively combined for all periods presented in the accompanying consolidated financial statements.

  The separate accounts of the Companies prior to pooling reflect the following (in thousands):

                                                            SIX MONTHS    YEAR
                                                              ENDED      ENDED
                                                           DECEMBER 31, JUNE 30,
                                                               1992       1992
                                                           ------------ --------
      Revenues
        KnowledgeWare, Inc................................   $61,074    $115,084
        Matesys...........................................     1,464       1,458
                                                             -------    --------
        Combined..........................................   $62,538    $116,542
                                                             =======    ========
      Net income (loss)
        KnowledgeWare, Inc................................   $ 1,601    $    260
        Matesys...........................................       180          96
                                                             -------    --------
        Combined..........................................   $ 1,781    $    356
                                                             =======    ========

  On March 4, 1993, the Company completed the acquisition of its European Distributors in Belgium, Denmark, Finland, France, Germany, Italy, the Netherlands, Norway, Portugal, Spain, Sweden and the United Kingdom. Pursuant to the purchase agreement, the purchase price will range between $17,200,800 and $28,668,000, of which $9,556,000 was paid at closing. Payments over the four years following closing range from a minimum of $7,644,800 to a maximum of $19,112,000, depending on revenues in the territories from products which were offered under the previous distribution agreements. The foregoing is illustrated by the following table:

                                                                        SIX MONTHS
                                                                           ENDED
                          FY 6/93     FY 6/94     FY 6/95     FY 6/96      12/96
                         ---------- ----------- ----------- ----------- -----------
Reporting Period
  10% of product sales
   in excess of......... $        0 $23,890,000 $28,668,000 $47,780,000 $28,668,000
  7% of maintenance
   revenue..............        yes         yes         yes          no          no
  Minimum payment.......  1,911,200   2,866,800   2,866,800           0           0
  Maximum payment.......  1,911,200   4,778,000   7,644,800   4,778,000   1,911,200
  Cumulative maximum....  1,911,200   6,689,200  14,334,000  19,112,000  19,112,000
  Calculated payment....    646,000

  Because of changes in the Company's product mix, including the introduction of various new products, the Company does not believe that revenues will exceed the minimum levels in any reporting period. Therefore, the purchase has been recorded at the minimum amount of $17,200,800. The acquisition was accounted for under the purchase method of accounting and assets acquired and liabilities assumed were recorded based on their fair market values as of the effective date of the acquisition. The excess of the $17,200,800 minimum purchase price over the fair market values of assets acquired and liabilities assumed, $12,874,000, has been allocated to goodwill and is being amortized over 12 years using the straight line method. The results of operations of the acquired businesses have been included in the Company's consolidated financial statements since March 4, 1993.

  On August 9, 1991, the Company acquired all of the capital stock of Language Technology, Inc. ("LTI"), a developer of computer-aided software engineering tools for the maintenance and enhancement of existing COBOL systems. On June 11, 1992, the Company acquired all of the capital stock of Viewpoint Systems, Inc. ("VPS"), a developer and marketer of two personal computer-based software products for graphical user interface development. The purchase prices of LTI and VPS approximated $6,000,000 and $4,500,000, respectively. Total assets acquired, approximating $2,700,000, and liabilities assumed, approximating $7,400,000, were recorded based on their fair market values as of the dates of the acquisitions. Approximately $15,200,000 was allocated to the technology rights acquired relative to the products of LTI and VPS. The amount allocated to technology rights acquired are amortized over the estimated five-year economic lives of the products. The acquisitions were accounted for under the purchase method of accounting.

  The pro forma unaudited results of operations for the years ended June 30, 1993 and 1992, assuming the purchases of LTI, VPS, CEC and the European Distributors had been consummated as of July 1, 1991, are as follows (in thousands, except per share data):

                                                               1993      1992
                                                             --------  --------
      Net sales............................................. $145,102  $142,416
      Net loss..............................................  (23,259)  (10,747)
      Net loss per common share.............................    (1.75)     (.82)

14. CORPORATE RESTRUCTURING CHARGE:

  During the third quarter of fiscal year 1993 the Company recorded a $21,976,000 restructuring charge related to expansion of the Company's product line, including the acquisition of Matesys, to the expansion of the Company's direct distribution network through acquisition of its European distributors, and to reallocation of personnel to match business objectives including alternate distribution channels and revised product development goals. The charge includes approximately $7,000,000 related to the termination of European distribution rights; $6,700,000 related to consolidation of corporate real estate; $4,200,000 related to the reduction and relocation of personnel; $3,500,000 of software development costs; and $600,000 of direct costs associated with the acquisition of Matesys. Accrued expenses at June 30, 1994 include approximately $1,700,000 relative to this restructuring charge.

15. SUBSEQUENT EVENTS:

  In July, 1994 the Company reduced its work force by 243 people. The Company is expected to pay out approximately $3,500,000 related to this work force reduction. Total restructuring charges for the first quarter of fiscal year 1995 are estimated to be between $5,000,000 and $6,000,000.

  On August 31, 1994 the Company entered into a revised definitive Agreement and Plan of Merger with Sterling Software, Inc. ("Sterling") and SSI Corporation, pursuant to which Sterling will acquire the Company through a merger of SSI Corporation with and into the Company.

  Under the terms of the Merger Agreement, each outstanding share of Common Stock, without par value, of the Company will be converted into the right to receive .1653 of a share of the Common Stock, par value $.10 per share, of Sterling, of which 20% of the shares will be held in escrow for certain potential liabilities.

  Consummation of the proposed merger is subject to the approval of the Stockholders of the Company and other conditions set forth in the Merger Agreement.

  On August 31, 1994 the Company entered into a revolving and term loan agreement with Sterling to replace the loan agreement with IBM Credit Corporation and expand the Company's borrowing capacity. The agreement provides for maximum borrowings under the loan arrangement of $22,000,000; the issuance of 70,250 warrants to purchase the Company's common stock at its fair market value upon the date of issuance (initially $4.50 per share) for each one million dollars drawn; and interest at 1 1/4% over prime and a maturity date of August 31, 1995. The Company has reserved a maximum of 1,545,500 shares of its Common Stock for issuance under the loan agreement with Sterling.

16. LIQUIDITY

  The Company has suffered recurring losses from operations. These losses have resulted in negative working capital and an accumulated deficit. In addition, current period losses violated financial covenants in the line of credit agreement with IBM Credit Corporation for which the Company received a waiver until September 30, 1994. Management believes that existing cash balances must be supplemented by additional cash from outside sources in order to fund currently anticipated cash and capital requirements.

  Understanding its strategic alternatives, including remaining an independent company and the impact of financial constraints on its ability to invest in and execute future plans, management engaged Alex Brown to seek potential candidates for a business combination. On July 31, 1994 the Board of Directors approved managements' plans to enter into a merger agreement with Sterling Software. Management announced on August 1, 1994, it had entered into a Merger Agreement and an Amended and Restated Merger Agreement was executed as of August 31, 1994.

  The financial statements do not include any adjustments that may be necessary as a result of this uncertainty.

17. EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  On August 30, 1994, the plaintiffs in the class action lawsuit described in
Note 5 (the "1991 Class Action") filed a motion alleging that the proposed business combination between the Company and Sterling and the announcement by the Company that it modified its accounting policy for revenue recognition and restated financial results for the first three quarters of fiscal year 1994 resulted in a substantially reduced value of the Warrants available to the plaintiffs under the stipulation of settlement. Accordingly, the plaintiffs moved the District Court for a decree of specific performance of the terms of the stipulation of settlement entailing the delivery of new warrants of equivalent value to the original value of the Warrants, and for a preliminary injunction of the consummation of any business combination between the Company and Sterling, pending compliance by the Company with the terms of the stipulation of settlement. Alternatively, the plaintiffs moved for a declaration that the warrant agreement set forth in the stipulation of settlement was the product of fraud and for an award to the plaintiffs of the appropriate measure of damages.

  On August 30 and 31 and September 12, 22 and 23, 1994, a total of eight lawsuits were filed against the Company in the United States District Court for the Northern District of Georgia, Atlanta Division (the "1994 Class Action Suits"). Each of the 1994 Class Action Suits is purportedly a class action lawsuit on behalf of the Company's shareholders alleging violations of Sections 20 and 10(b) of the Exchange Act, and Rule 10b-5 under the Exchange Act. The alleged factual basis underlying the 1994 Class Action Suits and the relief sought therein is the plaintiffs' allegations that the Company and the individual defendants actively misrepresented or failed to disclose the actual financial condition of the Company throughout fiscal year 1994 and that the value of the Company's Common Stock was artificially inflated as a result of such misrepresentations or failures to disclose. Each of the 1994 Class Action Suits seeks compensatory damages and reimbursement for the plaintiffs' fees and expenses.

  On September 9, 1994, a lawsuit styled Ecta Corporation and Fairfield Development, Inc. v. KnowledgeWare, Inc., Donald P. Addington and Francis A. Tarkenton, Civil Action File No. 4-94-CV-80587, was filed against the Company in the Southern District of Iowa, Central Division (the "Ecta Suit"). The Ecta Suit is a lawsuit alleging violations of Section 10(b) of the Exchange Act, Rule 10b-5 under the Exchange Act, Section 12(2) of the Securities Act, violation of the Iowa Blue Sky Laws (Iowa Stat. Ann. (S)502.502), fraud and breach of contract. The alleged factual basis underlying the Ecta Suit arises in connection with the purchase by the Company of substantially all of the assets of ClearAccess Corporation (now known as Ecta Corporation) and Fairfield Software, Inc. (now known as Fairfield Development, Inc.) pursuant to an Asset Purchase Agreement dated May 26, 1994 (the "Acquisition Agreement"). The plaintiffs allege that the Company and the individual defendants misrepresented or failed to disclose the actual financial condition of the Company, that the value of the Company's Common Stock was artificially inflated as a result of such misrepresentations or failures to disclose and that the Company has breached certain warranties, representations and covenants made in the Acquisition Agreement. The Ecta Suit seeks compensatory damages, rescission of the Acquisition Agreement and/or the sale of the Company's securities issued pursuant thereto, punitive damages, prejudgment interest, and reimbursement of attorneys' fees and costs.

  None of these actions was served on the Company prior to the date of the Report of Independent Certified Public Accountants dated August 31, 1994 and the filing of the Company's Annual Report on Form 10-K on September 1, 1994.

  The plaintiffs in the above described actions seek unspecified compensatory damages, legal fees and litigation costs. The Company is unable to predict the outcome or the potential financial impact of this litigation either as an amount or range of amounts. For the 12 month period ended September 30, 1994, KnowledgeWare maintained directors and officers liability insurance policies with a maximum aggregate loss amount of $4.0 million. Losses, claims, judgement costs and expenses of KnowledgeWare and Sterling resulting from the above-described actions will also result in claims for indemnification to be satisfied from the escrowed shares provided for in the Amended Merger Agreement. As of October 26, 1994, KnowledgeWare estimates that approximately $55,000 of costs and expenses have been incurred since August 31, 1994 with respect to the above-described sections.

  KnowledgeWare has received informal requests for information from the Staff of the Commission as to which persons and entities had knowledge of the negotiations between KnowledgeWare and Sterling prior to the public announcement of the Merger Agreement on August 1, 1994, and as to the circumstances with respect to KnowledgeWare's restatement of financial results for the first three quarters of fiscal 1994.

              PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The accompanying unaudited pro forma combined condensed financial statements assume the Merger is accounted for as a purchase of KnowledgeWare by Sterling. The pro forma combined condensed financial statements are based on the historical financial statements of Sterling and KnowledgeWare. The pro forma combined condensed balance sheet assumes the Merger had been consummated on June 30, 1994. The pro forma combined condensed statements of operations assume the Merger had been consummated as of October 1, 1992.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated as presented in the accompanying unaudited pro forma combined condensed financial statements, nor is it necessarily indicative of the future results of operations. The pro forma adjustments and the assumptions on which they are based are described in the accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

     These pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements and the related notes thereto of Sterling and KnowledgeWare.

                            STERLING SOFTWARE, INC.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                 JUNE 30, 1994
                                 (IN THOUSANDS)

                                                          PURCHASE
                                                         ACCOUNTING
                                 STERLING  KNOWLEDGEWARE ADJUSTMENTS        PRO FORMA
                                HISTORICAL  HISTORICAL    (NOTE 2)          COMBINED
                                ---------- ------------- -----------        ---------
Current assets:                                                       ++
  Cash and cash equivalents...   $106,865    $  8,519     $(15,766)(d) ++   $ 99,318
                                                              (300)(e)++
  Marketable securities.......     34,710          --           --            34,710
  Accounts and notes
   receivable, net............    113,616      37,532           --           151,148
  Deferred income tax asset...     10,158       3,356        4,800 (f)        18,314
  Prepaid expenses and other
   current assets.............     10,676       3,776           --            14,452
                                 --------    --------     --------          --------
    Total current assets......    276,025      53,183      (11,266)          317,942
Property and equipment, net...     32,752      21,825       (5,000)(c)        49,577
                                                                      ++
Computer software, net........     60,303      28,382       (3,382)(c) ++     82,303
                                                            (3,000)(f)++
Noncurrent deferred income tax
 asset, net...................      3,734          --           --             3,734
Excess cost over net assets
 acquired, net................     52,398      14,616        7,842 (c)        74,856
Other assets..................     25,173       1,638           --            26,811
Investment in and advances to                                         ++
 KnowledgeWare................         --          --       97,811 (a) +
                                                           (45,460)(c) ++         --
                                                           (52,351)(b)++
                                 --------    --------     --------          --------
Total assets..................   $450,385    $119,644     $(14,806)         $555,223
                                 ========    ========     ========          ========
Current liabilities:
  Notes payable and current
   portion of long-term debt..   $  9,043    $ 17,393     $(15,766)(d)      $ 10,670
  Accounts payable and accrued                                        ++
   liabilities................     75,461      22,809       25,000 (a) ++    132,270
                                                             9,000 (f)++
  Deferred revenue............     66,582      22,734           --            89,316
                                 --------    --------     --------          --------
    Total current liabilities.    151,086      62,936       18,234           232,256
Long-term debt................    116,267         836           --           117,103
Other noncurrent liabilities..     27,602       3,521           --            31,123
Stockholders' equity:
  Preferred stock.............         20          --           --                20
  Common stock................      2,202      72,548          241 (a)         2,443
                                                           (72,548)(b)
                                                                      ++
  Additional paid-in capital..    191,174          --       54,532 (a) ++    245,406
                                                              (300)(e)++
                                                                      ++
  Accumulated deficit.........    (18,748)    (20,197)     (46,000)(c) +
                                                            20,197 (b) ++    (71,948)
                                                            (7,200)(f)++
  Less: Treasury stock........    (19,218)         --       18,038 (a)        (1,180)
                                 --------    --------     --------          --------
    Total stockholders'
     equity...................    155,430      52,351      (33,040)          174,741
                                 --------    --------     --------          --------
Total liabilities and
 stockholders' equity.........   $450,385    $119,644     $(14,806)         $555,223
                                 ========    ========     ========          ========
Shares of common stock
 outstanding..................     20,214                    2,407            22,621
                                 ========                 ========          ========

                            See accompanying notes.

                            STERLING SOFTWARE, INC.

             PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

                    FOR THE NINE MONTHS ENDED JUNE 30, 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            KNOWLEDGEWARE
                                            ----------------------------------------------
                              STERLING                    DEDUCT HISTORICAL    PRO FORMA    PURCHASE
                             HISTORICAL      HISTORICAL      THREE MONTHS     NINE MONTHS  ACCOUNTING
                          NINE MONTHS ENDED  YEAR ENDED         ENDED            ENDED     ADJUSTMENTS     PRO FORMA
                            JUNE 30, 1994   JUNE 30, 1994 SEPTEMBER 30, 1993 JUNE 30, 1994  (NOTE 3)       COMBINED
                          ----------------- ------------- ------------------ ------------- -----------     ---------
Revenue:
 Products...............      $122,148        $ 71,294         $19,147         $ 52,147                    $174,295
 Product support........        98,065          39,698           9,472           30,226                     128,291
 Services...............       117,913          21,499           4,605           16,894                     134,807
                              --------        --------         -------         --------                    --------
                               338,126         132,491          33,224           99,267                     437,393
Costs and expenses:
 Cost of sales:
 Products and product                                                                                  ++
  support...............        46,886          22,259           4,768           17,491      $  (3) (a) +    64,329
                                                                                               (45) (b) ++
                                                                                                       ++
 Services...............        79,360          18,389           3,682           14,707         (9) (b)      94,058
 Selling, general and
  administrative........       123,461          86,743          16,899           69,844                     193,305
 Product development and
  enhancement...........        23,439          24,196           6,155           18,041                      41,480
                              --------        --------         -------         --------      ------        --------
   Total costs and
    expenses............       273,146         151,587          31,504          120,083         (57)        393,172
                              --------        --------         -------         --------      ------        --------
Income (loss) before
 other income (expense),
 and income taxes.......        64,980         (19,096)          1,720          (20,816)         57          44,221
Other income (expense)..        (1,804)             66            (185)             251         386 (c)      (1,167)
                              --------        --------         -------         --------      ------        --------
Income (loss) before
 income taxes...........        63,176         (19,030)          1,535          (20,565)        443          43,054
Provision (benefit) for
 income taxes...........        23,650              --             153             (153)                     23,497
                              --------        --------         -------         --------      ------        --------
Net income (loss).......      $ 39,526        $(19,030)        $ 1,382         $(20,412)     $  443        $ 19,557
                              ========        ========         =======         ========      ======        ========
Net income (loss) per
 common share (Note 4):
 Primary................      $   1.75                                                                     $   0.79
                              ========                                                                     ========
 Fully diluted..........      $   1.60                                                                     $   0.79
                              ========                                                                     ========
Shares used to compute
 per share data (Note
 4):
 Primary................        22,568                                                        2,272          24,840
                              ========                                                       ======        ========
 Fully diluted..........        26,624                                                       (1,784)         24,840
                              ========                                                       ======        ========

                            See accompanying notes.

                            STERLING SOFTWARE, INC.

             PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

                     FOR THE YEAR ENDED SEPTEMBER 30, 1993
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   KNOWLEDGEWARE
                         STERLING      ----------------------------------------------------------------------  PURCHASE
                        HISTORICAL      HISTORICAL   DEDUCT HISTORICAL    ADD HISTORICAL       PRO FORMA      ACCOUNTING
                        YEAR ENDED      YEAR ENDED   THREE MONTHS ENDED THREE MONTHS ENDED     YEAR ENDED     ADJUSTMENTS PRO FORMA
                     SEPTEMBER 30,1993 JUNE 30, 1993 SEPTEMBER 30, 1992 SEPTEMBER 30, 1993 SEPTEMBER 30, 1993  (NOTE 3)   COMBINED
                     ----------------- ------------- ------------------ ------------------ ------------------ ----------- ----------
Revenue:
 Products..........      $150,473        $ 80,307        $19,950            $19,147             $ 79,504                   $229,977
 Product support...       121,268          35,256          8,344              9,472               36,384                    157,652
 Services..........       140,054          13,198          1,663              4,605               16,140                    156,194
                         --------        --------        -------            -------             --------                   --------
                          411,795         128,761         29,957             33,224              132,028                    543,823
Costs and expenses:
 Cost of sales:
  Products and                                                                                                           ++
   product support.        65,998          17,051          2,982              4,768               18,837      $ 1,410 (a) +  87,002
                                                                                                                  757 (b) ++
                                                                                                                         ++
  Services.........       105,133           7,487          1,084              3,682               10,085          105 (b)   115,323
 Sales, general
  and
  administrative...       168,174          80,919         17,246             16,899               80,572                    248,746
 Product
  development and
  enhancement......        26,630          28,867          7,642              6,155               27,380                     54,010
 Restructuring
  charges..........        91,260          21,976             --                 --               21,976                    113,236
                         --------        --------         -------            -------            --------      -------      --------
   Total costs and
    expenses.......       457,195         156,300          28,954             31,504             158,850        2,272       618,317
                         --------        --------         -------            -------            --------      -------      --------
Income (loss)
 before other
 income (expense)
 income taxes,
 extraordinary item
 and cumulative
 effect of a change
 in accounting
 principle.........       (45,400)        (27,539)          1,003              1,720             (26,822)      (2,272)      (74,494)
Other income (ex-
 pense)............        (2,933)            340             228               (185)                (73)         515 (c)    (2,491)
                         --------        --------         -------            -------            --------      -------       -------
Income (loss)
 before income
 taxes,
 extraordinary item
 and cumulative
 effect of a change
 in accounting
 principle ........       (48,333)        (27,199)          1,231              1,535             (26,895)      (1,757)      (76,985)
Provision (benefit)
 for income taxes..       (14,983)         (1,400)            437                153              (1,684)                   (16,667)
                         --------        --------         -------            -------            --------      -------      --------
Income (loss)
 before
 extraordinary item
 and cumulative
 effect of a change
 in accounting
 principle.........      $(33,350)       $(25,799)        $   794            $ 1,382            $(25,211)     $(1,757)     $(60,318)
                         ========        ========         =======            =======            ========      =======      ========
Income (loss) per
 common share
 before
 extraordinary item
 and cumulative
 effect of a change
 in accounting
 principle (Note
 4):
 Primary...........      $  (2.00)                                                                                         $  (3.13)
                         ========                                                                                          ========
 Fully diluted.....      $  (2.00)                                                                                         $  (3.13)
                         ========                                                                                          ========
Shares used to
 compute per share
 data (Note 4):
 Primary...........        17,200                                                                               2,407        19,607
                         ========                                                                             =======      ========
 Fully diluted.....        17,200                                                                               2,407        19,607
                         ========                                                                             =======      ========

                            See accompanying notes.

                               STERLING SOFTWARE
           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1.GENERAL

   The Merger is expected to be accounted for as a purchase. The pro forma combined condensed financial statements reflect the issuance of 2,407,005 shares of Sterling Common Stock for an aggregate 14,562,381 shares of KnowledgeWare Common Stock (KnowledgeWare Common Stock outstanding as of June 30, 1994) based on an Exchange Ratio of .1653 shares of Sterling Common Stock for each share of KnowledgeWare Common Stock. Total shares reflected as issued and outstanding include the Escrowed Shares. The actual number of shares of Sterling Common Stock to be issued will be determined at the Effective Time of the Merger based on the Exchange Ratio and the number of shares of KnowledgeWare Common Stock then outstanding. The purchase price of the Merger reflected in the accompanying pro forma financial statements is $97.8 million which represents the estimated value of the Sterling Common Stock to be issued (based on a price of $30.25 per share), plus costs related to the combination described below.

  Substantial costs are expected to occur as a result of the combination of the two companies. The costs directly related to the acquisition of KnowledgeWare are included in the aggregate cost of the Merger and are expected to consist of the following:

      Investment advisor, legal, accounting and other professional fees............................................................ $ 2,800
      Out of pocket costs related to due diligence and acquisition
       evaluation......................................................   2,500
      KnowledgeWare employee severance and benefits....................   8,500
      Elimination of duplicate facilities and leases of KnowledgeWare..   7,700
      Other merger related liabilities.................................   3,500
                                                                        -------
                                                                        $25,000
                                                                        =======

  Such costs, including the write-off of costs related to certain software products which will not be actively marketed by the combined company, related to Sterling's current operations are expected to be approximately $12 million and will be charged to the results of operations of the combined company upon consummation of the Merger.

  The purchase price has been allocated to the consolidated assets and liabilities of KnowledgeWare for purposes of the Pro Forma Combined Balance Sheet based on preliminary estimates of fair values. These estimates were determined by Sterling management based primarily on information furnished by management of KnowledgeWare and a preliminary valuation of acquired software and research and development prepared by Burton Grad Associates, Inc. The final allocation of the purchase price will not be determined until after consummation of the Merger and will be based on a complete evaluation of the assets and liabilities of KnowledgeWare as acquired. Accordingly, the information presented herein may differ from the actual purchase price allocation.

2.PRO FORMA COMBINED CONDENSED BALANCE SHEET

  The accompanying pro forma combined condensed balance sheet assumes the Merger was consummated on June 30, 1994 and reflects the following pro forma adjustments:

  (a) To record the aggregate cost of the Merger, reflecting the value of Sterling Common Stock issued and costs related to the combination described in Note 1 above.
  (b) To eliminate KnowledgeWare's historical stockholders' equity balances.

  (c) To record the aggregate cost of the Merger of $97.8 million as follows:

             Working capital (deficit).  $(9,753)
             Property and equipment....   16,825
             Software..................   25,000
             Purchased research and
              development costs charged
              to expense...............   46,000
             Other assets..............    1,638
             Other liabilities.........   (4,357)
             Excess cost over net
              assets acquired..........   22,458
                                         -------
                                         $97,811
                                         =======

  (d) To record the repayment of all amounts outstanding under KnowledgeWare's line of credit agreement with IBM Credit.

  (e) To record direct costs associated with registering the shares of Sterling Common Stock.

  (f) To record costs associated with Sterling's elimination duplicate facilities, severance costs relating to termination of certain employees and the writeoff of costs relating to certain software products which will not be actively marketed by the combined company, net of related deferred income tax benefit.

3.PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

   The pro forma combined condensed statements of operations have been prepared as if the Merger was consummated as of October 1, 1992 and reflects the following pro forma adjustments:

  (a) To record amortization of purchased software computed using the the straight-line method over the remaining estimated economic life (five years).
  (b) To record the amortization of excess cost of net assets acquired over fifteen years.
  (c) To record the reduction of interest expense to reflect repayment of the IBM Credit line of credit, partially offset by the reduction of investment income to reflect the reduction of cash investments.

4.PRO FORMA COMBINED EARNINGS PER COMMON SHARE

  The pro forma combined primary earnings per common share data is computed by dividing pro forma income (loss) before extraordinary items and cumulative effect of change in accounting principle, adjusted for preferred stock dividend requirements, by the weighted average number of common shares and common share equivalents represented by stock options and warrants, if such stock options and warrants have a dilutive effect in the aggregate. For purposes of this computation, income applicable to common stockholders is adjusted to reflect use of net cash proceeds on the assumed exercise of stock options and warrants to purchase outstanding long-term debt. Additionally, income applicable to common stockholders has been reduced to reflect combined pro forma preferred dividends of $.1 million and $1.0 million, for the nine months ended June 30, 1994 and the year ended September 30, 1993, respectively.

  The combined pro forma fully diluted earnings per common share computations assume, in addition, the conversion of Sterling's 5 3/4% Convertible Subordinated Debentures due 2003 (the "5 3/4% Debentures") in the 1994 computations, and the conversion of Sterling's 8% Convertible Subordinated Debentures due 2001 (the "8% Debentures") and the conversion of the 5 3/4% Debentures in the 1993 computations, if such conversions have a dilutive effect. Upon assumed conversion of Sterling's convertible debentures, income applicable to common stockholders is adjusted to reflect the elimination of after tax interest expense related to such debentures. For purposes of these computations, income applicable to common stockholders is also adjusted to reflect use of net cash proceeds on the assumed exercise of stock options and warrants to purchase outstanding long-term debt.

  For the year ended September 30, 1993, neither the common share equivalents nor the assumed conversion of the convertible debentures had a dilutive effect on the pro forma loss per share calculations. Accordingly, the pro forma loss per share calculation for such period is based on the weighted average number of common shares outstanding during the period.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    STERLING SOFTWARE, INC.


Date: November 3, 1994

                                    By:  George H. Ellis
                                         -------------------------------------

                                    Its: Executive Vice President and
                                         -------------------------------------
                                         Chief Financial Officer
                                         -------------------------------------

                               INDEX TO EXHIBITS


Exhibit
Number    Description of Exhibit
- - - ------    ----------------------

2.1 Amended and Restated Agreement and Plan of Merger dated as of August 31, 1994 among the Registrant, KnowledgeWare, Inc. and SSI Corporation
          (1)

2.2 Agreement dated October 11, 1994 among the Registrant, KnowledgeWare, Inc. and SSI Corporation (1)

2.3 First Amendment to Amended and Restated Agreement and Plan of Merger dated as of October 24, 1994 among the Registrant, KnowledgeWare, Inc. and SSI Corporation (1)

4.1       Certificate of Incorporation of the Registrant (2)

4.2 Certificate of Amendment of Certificate of Incorporation of the Registrant (3)

4.3 Certificate of Amendment of Certificate of Incorporation of the Registrant (4)

4.4       Restated Bylaws of the Registrant (5)

4.5       Form of Common Stock Certificate (6)

23        Consent of Coopers & Lybrand L.L.P. (7)

- - - ---------------------------------------
(1) Previously filed as an exhibit to the Registrant's Registration Statement No. 33-56185 on Form S-4 and incorporated herein by reference.
(2) Previously filed as an exhibit to the Registrant's Registration Statement No. 2-82506 on Form S-1 and incorporated herein by reference.
(3) Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1993 and incorporated herein by reference.
(4) Previously filed as an exhibit to the Registrant's Registration Statement No. 33-69926 on Form S-8 and incorporated herein by reference.
(5) Previously filed as an exhibit to the Registrant's Registration Statement No. 33-47131 on Form S-8 and incorporated herein by reference.
(6) Previously filed as an exhibit to the Registrant's Registration Statement No. 2-86825 on Form S-1 and incorporated herein by reference.
(7)  Filed herewith.